Exhibit 10.1

09/06/2016

Rubicon Technology, Inc.

900 E Green Street Unit A

Bensenville, IL 60106

Attn: Mardel Graffy

Re: Pay-Off Letter

Dear Mardel:

We refer to the Loan and Security Agreement dated as of 01/02/2013 (as the same may from time to time have been amended, restated, or otherwise modified, the “Loan Agreement”) by and between Rubicon Technology, Inc & RubiconWorldwide, LLC, a (“Borrower”) and Silicon Valley Bank (“Bank”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Borrower has advised Bank that it intends to repay all amounts due and owing under the Loan Agreement and has requested that Bank provide Borrower with appropriate pay-off amounts for the principal, interest, and other amounts owing by Borrower to Bank under the Loan Documents (as defined below) (such amounts, collectively, the “Obligations”). The pay-off amounts for Borrower as of 09/09/2016 (the “Computation Date”) under the Loan Documents are as follows (collectively, together with any additional interest accruing after the Computation Date that must be repaid by Borrower, the “Pay-Off Amount”):

Principal		$0.00
Interest		$0.00
Unused Line Fee		$2,739.73
Legal Expense	$	TBD
Statement Fee		$15.00

Total Amount Owing		$2,754.73

From and after the Computation Date and until 12:00 pm Pacific time on the Pay-Off Date (as defined below), interest shall continue to accrue on the unpaid principal amount at the rate set forth in the Loan Agreement. The per diem accrual of interest on the unpaid principal amount is $342.47. Upon request of Borrower, Bank shall provide Borrower with a revised figure for the amount of interest to be paid as a part of the Pay-Off Amount. The foregoing accrued interest amount assumes no change in the operative interest rates after the date hereof. The foregoing principal balance assumes (1) no additional credit extensions under the Loan Agreement, and (2) that collections received by Bank in the normal course of business from the account debtors of Borrower are cleared by their respective banks.

This letter confirms that Borrower has waived the right to seek any additional credit extensions, and Bank shall not be obligated to make, and Bank shall not make, any further credit extensions or other financial accommodations under the Loan Agreement to or for the benefit of Borrower.

Borrower hereby authorizes Bank to deduct the Pay-Off Amount from Borrower’s account, account number xxxxxxxxxx maintained with Bank.

Effective immediately upon Bank’s receipt of payment in full in cash of the Pay-Off Amount (the date of Bank’s receipt of the Pay-Off Amount being the “Pay-Off Date”; should Bank receive payment of the Pay-Off Amount in the form of a check made payable to Bank, the Pay-Off Date shall be the date that is ten (10) Business Days following Bank’s receipt of such check), without further action on the part of the parties hereto (i) all Obligations under the Loan Agreement and any other related loan and collateral security documents that may have been issued by Borrower to Bank in connection with the transaction evidenced by the Loan Agreement (collectively, the “Loan Documents”; provided, however, “Loan Documents” shall not include any Bank Services Agreement (as defined below) or any warrant executed by Borrower in favor of Bank and subsequently assigned to SVB Financial Group) shall be paid and discharged in full; (ii) all unfunded commitments to make credit extensions or financial accommodations to Borrower or any other person under the Loan Agreement shall be terminated; (iii) except as otherwise provided below, all security interests and other liens of every type at any time granted to or held by Bank as security for the Obligations shall be terminated and automatically released without further action by Bank; (iv) all guaranties supporting the Loan Agreement shall be released without further action by Bank; and (v) all other obligations of Borrower shall be deemed terminated; provided, however, those obligations, liabilities, covenants, and terms that are expressly specified in any Loan Document as surviving that respective agreement’s termination, including without limitation, Borrower’s indemnity obligations set forth in the Loan Agreement, shall continue to survive notwithstanding this termination.

Notwithstanding the terms and conditions stated in this Pay-Off Letter, the Obligations do not include the amounts (such amounts, the “Bank Services Obligations”) that currently are or that may later be due and payable for services and products Bank shall continue to provide to Borrower after the Pay Off Date pursuant to the terms of those agreements listed on Exhibit A attached hereto (each such agreement, a “Bank Services Agreement”).

Bank authorizes Borrower, or any other party on behalf of Borrower, upon or after the Pay-Off Date, to prepare and file any UCC-3 Termination Statements or other documents necessary to evidence the release of Bank’s security interests in any of Borrower’s property or assets that secured the Obligations and in any third party and any of such third party’s property or assets that guarantied the Obligations or provided collateral security therefore. Within three (3) business days following the Pay-Off Date, Bank shall (i) if required by any third party, deliver to such third party such termination notices relating to any deposit or securities account control agreements or other notices terminating Bank’s security interest arising under the Loan Documents, and (ii) if applicable, return any pledged stock in Bank’s possession to the pledgor; provided, that any costs or expenses incurred by Bank with respect to such items (including all reasonable attorneys’ fees and expenses) shall be reimbursed promptly by Borrower on demand. From and after the Pay-Off Date, Bank further agrees to procure, deliver, or execute and deliver to Borrower, from time to time, all further releases not specified above, certificates, instruments, and documents as may be reasonably requested by Borrower or which are required to evidence the consummation of the payoff contemplated hereby, in each case at the expense of Borrower (including all reasonable attorneys’ fees and expenses).

This letter may be executed by any of the parties hereto on separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Pay-Off Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

This letter shall be governed by the laws of the State of California and shall become effective only when signed by Bank and accepted by Borrower by its due execution in the space provided below.

Very truly yours, SILICON VALLEY BANK By: /s/ Kyle Larrabee Name: Kyle Larrabee Title: Vice President	Acknowledged by: RUBICON TECHNOLOGY INC RUBICONWORLDWIDE, LLC By: /s/ Mardel A. Graffy Name: Mardel A. Graffy Title: CFO 9-9-16